Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our reports dated January 18, 2024, relating to the financial statements and financial highlights, which appear in Western Asset Intermediate Maturity California Municipals Fund’s, Western Asset Intermediate Maturity New York Municipals Fund’s and Western Asset Massachusetts Municipals Fund’s Annual Report on Form N-CSR for the year ended November 30, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 20, 2024